                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                 --------------------

                                     SCHEDULE 13G

                      UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                  (AMENDMENT NO. 1)*


                         ADVANCED FIBRE COMMUNICATIONS, INC.
-------------------------------------------------------------------------------
                                   (NAME OF ISSUER)


                                     COMMON STOCK
-------------------------------------------------------------------------------
                            (TITLE OF CLASS OF SECURITIES)


                                     00754A 10 5
-------------------------------------------------------------------------------
                                    (CUSIP NUMBER)




     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).


                            (CONTINUED ON FOLLOWING PAGES)

                                 (Page 1 of 5 Pages)
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CUSIP NO. 00754A 10 5                13G     Page 2 of 5 Pages
----------------------                        -----------------

-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           DONALD GREEN
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)/ /   (b)/ /
-------------------------------------------------------------------------------
  3   SEC USE ONLY

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  4   CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES
-------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
      NUMBER                   AS OF DECEMBER 31, 1997:  2,987,785 (INCLUDES
        OF                     588,088 SHARES ISSUABLE UPON EXERCISE OF
      SHARES                   WARRANTS AND 597,787 SHARES ISSUABLE UPON
   BENEFICIALLY                EXERCISE OF OPTIONS)
     OWNED BY     -------------------------------------------------------------
    REPORTING        6    SHARED VOTING POWER
      PERSON                                                               -0-
       WITH       -------------------------------------------------------------
                     7    SOLE DISPOSITIVE POWER
                               AS OF DECEMBER 31, 1997: 2,987,785 (INCLUDES
                               588,088 SHARES ISSUABLE UPON EXERCISE OF
                               WARRANTS AND 597,787 SHARES ISSUABLE UPON
                               EXERCISE OF OPTIONS)
                  -------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                                                                           -0-
-------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                AS OF DECEMBER 31, 1997: 2,987,785 (INCLUDES 588,088 SHARES ISSUABLE UPON EXERCISE OF WARRANTS AND 597,787 SHARES
                ISSUABLE UPON EXERCISE OF OPTIONS)
-------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
                                                                           / /
-------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          4.0%
-------------------------------------------------------------------------------

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-------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                                                            IN
-------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

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                                                              Page 3 of 5 Pages




ITEM 1(a)      NAME OF ISSUER:

               Advanced Fibre Communications, Inc.


ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               One Willow Brook Court
               Petaluma, CA 94954



ITEM 2(a)      NAME OF PERSON FILING:

               Donald Green


ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               One Willow Brook Court
               Petaluma, CA 94954



ITEM 2(c)      CITIZENSHIP:

               United States


ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

               Common Stock


ITEM 2(e)      CUSIP NUMBER:

               00754A 10 5

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                                                              Page 4 of 5 Pages

ITEM 3.        Not Applicable.


ITEM 4.        OWNERSHIP.

               Not Applicable.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.                /X/




ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable.


ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable.


ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable.


ITEM 10.       CERTIFICATION.

               Not Applicable.



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                                                              Page 5 of 5 Pages




                                      SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 9, 1998




                                        /s/ DONALD GREEN
                                        -------------------------------------
                                                    Donald Green